UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 0R 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 15, 2013

Green Innovations Ltd.
(Exact name of registrant as specified in its charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-54221	26-2944840
(Commission File Number)	(IRS Employer Identification No.)

80 SW 8th Street, Suite 2000, Miami, FL	33130
(Address of Principal Executive Offices)	(Zip Code)

(305) 423-7185
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Principal Executive Officer. On April 15, 2013, the Company appointed Philip Rundle as its chief executive officer. Mr. Rundle is an experienced professional in the paper industry.

Mr. Rundle spent 16 years with Kimberly-Clark Corporation (NASDAQ: KMB), a $21B leading international consumer goods company and Fortune 500 company (#137 in 2012). In 1999, after holding various positions, including Marketing Director and Business Unit Director for Kimberly-Clark in South Africa and the United States, Mr. Rundle was named Vice President, Central and Eastern Europe. In 2003, he was named Vice President of NATO Brand Development, which brought him back to the United States. In this role, he led the effort to revitalize revenue and profit growth, and directed an international team of employees. His last role was as CEO of Oasis Brands and Mercury Paper in North America, a leading Asia paper and pulp company, where he created an aggressive business model to double revenue and volume while greatly enhancing EBITDA, shareholder value and brand leadership for the past three years. His most recent endeavor was as a consultant for a leading Private Equity company on potential acquisitions in the CPG field. Mr. Rundle has a Bachelor’s degree in Marketing from Damelin College and an Advanced Management diploma in Business Administration from the University of Witwatersrand in South Africa.

Mr. Rundle’s employment agreement provides for compensation for the first year of $234,900, various incentives, and the issuance of 300,000 shares of restricted common stock of the Company.

Resignation of Principal Executive Officer.  On April 15, 2013, Mr. Bruce Harmon resigned as the Company’s chief executive officer.  Mr. Harmon will remain the Company’s chief financial officer.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated April 16, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN INNOVATIONS LTD.

Date: April 19, 2013	By:	/s/ Philip Rundle
Philip Rundle
Chief Executive Officer

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